Exhibit 10.9
RESIGNATION AND RELEASE AGREEMENT
     This Resignation and Release Agreement (the “Agreement”) is entered into by and between the Federal Home Loan Bank Des Moines (the “Bank”) and Jamie Bishop (“Mr. Bishop”) to set forth the terms and conditions of Mr. Bishop’s employment separation from the Bank, and his resignation from his employment and position as an officer of the Bank.
RECITALS
     A. Mr. Bishop has been employed by the Bank as its Senior Vice President and Chief Risk Officer.
     B. Mr. Bishop has resigned his position and employment with the Bank effective March 31, 2006, and he wishes to accept the severance payments described herein and to release the Bank from any and all claims concerning his prior employment; and
     C. The Bank is willing to provide Mr. Bishop with severance payments subject to the terms and conditions contained in this Agreement.
AGREEMENT
     To provide Mr. Bishop with severance pay, and to fully and finally resolve any and all issues Mr. Bishop may have regarding his employment with the Bank, including the separation of that employment, Mr. Bishop and the Bank agree as follows:
     1. Resignation. Mr. Bishop has submitted a written letter to the Bank’s Acting President and Chief Executive Officer resigning his employment with the Bank and his position as the Bank’s Senior Vice President and Chief Risk Officer, and the Bank has accepted Mr. Bishop’s resignation. Mr. Bishop’s last day of employment with the Bank was March 31, 2006.
     2. Severance Pay. In consideration of the releases contained herein, and for other good and valuable consideration, the Bank shall pay Mr. Bishop a total gross severance pay equal to One Hundred One Thousand Fifty Dollars ($101,050). Such severance payments shall be made in the following manner: (a) a single lump sum payment of Twenty-Six Thousand Fifty Dollars ($26,050) made payable on the eighth day after the Agreement is executed, or March 31, 2006, whichever occurs later; and (b) five equal monthly payments of Fifteen Thousand Dollars ($15,000), with the first payment being made on April 30, 2006 and the next five payments being made on the last day of each subsequent month thereafter (the “Severance Period”). The Bank’s obligation to make any additional severance payments during the Severance Period shall, however, cease if Mr. Bishop materially breaches any of the terms of the Agreement, including, but not limited to, the obligations contained in Sections 7, 9, 10, 15, 16, or 17 below. Mr. Bishop agrees and stipulates that the severance payments described herein are being paid to him as a special allowance, and that he is not entitled to receive said payments under any contract between the Bank and him, or pursuant to any Bank policy or practice.
     3. Medical Insurance Coverage and Continuation. The Bank will continue Mr. Bishop’s coverage under the Bank’s group medical and dental plans on the same terms and conditions as other employees of the Bank through September 30, 2006. The Bank’s obligation to continue Mr. Bishop’s coverage pursuant to this Section shall, however, cease if Mr. Bishop obtains other employment that provides his dependants or him with medical or dental insurance comparable to the coverage provided under the Bank’s group health and dental plans, and Mr. Bishop agrees to timely notify the Bank if he obtains comparable insurance coverage. If Mr. Bishop has not obtained other comparable group medical or dental insurance coverage, Mr. Bishop and his eligible dependants shall have the opportunity, after September 30, 2006, to continue group medical and dental insurance for an additional eighteen months through the Bank, at his or their own expense, to the extent and manner required by COBRA or any applicable state law. The Bank will provide Mr. Bishop with a separate notice summarizing his continuation coverage rights and obligations, as well as an election form.
     4. Outplacement Services. Mr. Bishop shall be provided with up to six months of career transition services at the Bank’s expense. Career Resources Group of West Des Moines, Iowa shall provide the career transitional services to Mr. Bishop, and the total cost of said services shall not exceed Seven Thousand Dollars ($7,000).
     5. Other Benefits. Mr. Bishop shall receive appropriate payments pursuant to the Pentegra Defined Contribution Plan for Financial Institutions, the Pentegra Defined Benefit Plan for Financial Institutions, and the Benefit Equalization Plan determined as of March 31, 2006. In addition, Mr. Bishop shall be paid for the 180.67 hours of vacation he has accrued, but not used, through March 31, 2006.
     6. No Additional Compensation. Mr. Bishop and the Bank agree that, except as expressly set forth in the Agreement, Mr. Bishop shall not be entitled to receive any additional compensation, bonuses, incentive compensation, employee benefits, vacation pay, or other consideration from the Bank in connection with, or in any way related to his resignation from, or prior employment by, the Bank. More particularly, Mr. Bishop shall not be entitled to make contributions to the Pentegra Defined Contribution Plan for Financial Institutions, the Pentegra Defined Benefit Plan for Financial Institutions, and the Benefit Equalization Plan from the severance payments described in Section 2 of the Agreement. For purposes of clarity, Mr. Bishop agrees to forfeit any bonus payments that were, or may be, due him under the Bank’s Gainsharing Plan based on his, or the Bank’s, performance during 2005, or any payments under the Bank’s Long-Term Incentive Plan.
     7. Return of Bank Property. Mr. Bishop represents and warrants that he will immediately return to the Bank all Bank property including, without limitation, any, keys, access cards, parking pass, credit cards, books, manuals, files, computer software, disks and the like, as well as all paper and electronic copies of materials and documents in his possession or under his direct or indirect control relating to the Bank, its business, employees, and customers, and that he has not retained copies, in whatever form, of any such materials or documents. Notwithstanding anything to the contrary set forth herein, the Bank hereby acknowledges and agrees that Mr. Bishop may retain, as his own property, his copies of his individual personnel documents, such as his payroll and tax records, and similar personal records.
     8. Complete Release of Claims by Mr. Bishop. In consideration of the severance payments described in Section 2 of the Agreement, and other good and valuable consideration, which are given to Mr. Bishop specifically in exchange for the release as a result of negotiations between the Bank and him, Mr. Bishop, on behalf of himself, his spouse, and his and their heirs, successors and assigns, hereby releases and discharges the Federal Home Loan Bank of Des Moines, its employee benefit plans, its current or former directors, officers, employees, agents, insurers, attorneys, consultants, and auditors, and any and each of their successors and assigns and predecessors (“Released Parties”), from any and all claims, charges, causes of action and damages (including attorneys’ fees and costs actually incurred), known and unknown (“Claims”), including those Claims related in any way to Mr. Bishop’s employment with the Bank, or the termination of his employment relationship or position as an officer of the Bank, arising on or prior to the effective date of the Agreement. It is understood and agreed that the waivers in the Agreement are not intended to waive Mr. Bishop’s rights: (a) to indemnification from the Bank or its insurers pursuant to any applicable provision of the Bank’s bylaws or policies, or pursuant to applicable law; (b) under ERISA to receive his accrued vested benefits and the benefits specifically reserved for him in the Agreement; or (c) respecting the Bank’s obligations under the Agreement.
     For the purposes of implementing a full and complete release and discharge of the Bank and the other Released Parties, and each of them, Mr. Bishop expressly acknowledges that the Agreement is intended to include in its affect, without limitation, all Claims which he does not know or suspect to exist in his favor at the time he signs the Agreement, and that the Agreement is intended to fully and finally resolve any such Claim or Claims.
     The release contained in this Section 8 specifically includes, but is not limited to, rights and claims under the local, state or federal laws prohibiting discrimination in employment, including the Civil Rights Acts, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act (except as otherwise stated herein), the employee protection provisions of the Federal Deposit Insurance Act (12 U.S.C. § 1831j), Title VII of the Civil Rights Act of 1964, the Sarbanes-Oxley Act of 2002, Iowa’s Wage Payment Collection Act, as well as any other state or federal laws or common law theories relating to discrimination in employment, the termination of employment, or personal injury, including without limitation all claims for wrongful discharge, breach of contract, fraud, defamation, loss of consortium, infliction of emotional distress, additional compensation, back pay or benefits (other than as provided for in the Agreement), or any claim that the termination of Mr. Bishop’s employment violated a public policy or policies of Iowa or the United States. The release contained in this Section 8 does not include any claims Mr. Bishop has, or may have, pertaining to Mr. Bishop’s right or entitlement to vested benefits under the Pentegra Defined Contribution Plan for Financial Institutions, the Pentegra Defined Benefit Plan for Financial Institutions, and the Benefit Equalization Plan, or any workers compensation benefits to which he may be entitled under Iowa Code Chapter 85.
     9. Covenant Not to Sue. Mr. Bishop represents that he has not filed any Claim that was released in the Agreement against the Bank or its Released Parties with any court or government agency, and that he will not, to the extent allowed by applicable law, do so at any time in the future; provided, however, that the covenants contained in this Section will not prevent Mr. Bishop from filing a claim to enforce the terms of the Agreement. If any government agency brings any claim or conducts any investigation against the Bank, nothing in the Agreement forbids Mr. Bishop from cooperating in such proceedings, but by the Agreement,

Mr. Bishop waives and agrees to relinquish any damages or other individual relief that may be awarded as a result of any such proceedings.
     10. Future Cooperation. Mr. Bishop further agrees that during the Severance Period he will make himself reasonably accessible to the Bank to answer questions and otherwise assist the Bank regarding the proper transition of the uncompleted projects and assignments contained on the list he compiles, and regarding any other issues and matters for which he was responsible as the Bank’s Senior Vice President and Chief Risk Officer; provided, however, that the Bank shall not require Mr. Bishop to spend more than a total of twenty (20) hours performing such work. Mr. Bishop further agrees to provide said assistance at no additional cost or expense to the Bank. During the Severance Period and thereafter, Mr. Bishop agrees to make himself reasonably available to the Bank in connection with any claims, disputes, investigations, regulatory examinations, or actions, lawsuits, or administrative proceedings relating to matters in which he was substantially involved during the period he was employed by the Bank, and to provide information, give depositions or testimony, and otherwise cooperate in the investigation, defense, or prosecution of such actions. Upon submission of appropriate documentation, the Bank will pay for any reasonable expenses Mr. Bishop incurs in connection with any such efforts, including lost salary, wages, fees, or vacation pay.
     11. Voluntary Agreement; Full Understanding; Advice of Counsel. Mr. Bishop understands and acknowledges the significance of the Agreement and acknowledges that the Agreement is voluntary and has not been given as a result of any coercion. Mr. Bishop also acknowledges that he has been given full opportunity to review and negotiate the Agreement, that he has been specifically advised to consult with legal counsel prior to signing it, that he has, in fact, carefully reviewed it with his attorney before signing it, and that he executes the Agreement only after full reflection and analysis.
     12. No Representations. Mr. Bishop acknowledges that, except as expressly set forth herein, no representations of any kind or character have been made to him by the Bank or by any of the Bank’ agents, representatives or attorneys to induce the execution of the Agreement.
     13. Review and Revocation Periods. Mr. Bishop has 21 days to consider the Agreement before signing it. Mr. Bishop may use as much or as little of the 21-day period as he wishes before signing. To accept the Agreement, Mr. Bishop must return the signed Agreement to Mr. L. Allyn Dixon Jr., General Counsel, on or before that day and time. Mr. Bishop understands and acknowledges that he has seven (7) days after signing the Agreement to revoke it. To revoke the Agreement, Mr. Bishop must deliver a written notice of revocation to Mr. Dixon at the Bank no later than 5:00 pm, Central Standard Time, on the seventh day after the Agreement is executed. If Mr. Bishop revokes the Agreement, he will not receive any of the benefits described in the Agreement.
     14. Nonadmission. The Agreement shall not be construed as an admission of wrongdoing or evidence of any noncompliance with, or violation of, any statute or law by the Bank or by Mr. Bishop.

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     15. Confidential Information.
     (a) Acknowledgement of Receipt of Confidential Information. Mr. Bishop acknowledges that he has occupied a position of the highest trust and confidence with the Bank, and during Mr. Bishop’s employment with the Bank he has become familiar with the Bank’s trade secrets, business plans and strategies, and with other proprietary and confidential information concerning the Bank, its business, employees and members. Mr. Bishop also understands that he may have access to such information if he is called upon to provide services under Section 10 of the Agreement. Mr. Bishop agrees that (a) the agreements and covenants contained in this Section are essential to protect the Bank and the goodwill of its business; (b) the Bank would be irreparably damaged if Mr. Bishop were to disclose confidential information in violation of these provisions of the Agreement; and (c) the severance payments provided him under Section 2 the Agreement are given to him in part in exchange for his agreement to the restrictions set forth below. As used in the Agreement, “Confidential Information” shall mean any information relating to the business or affairs of the Bank or its customers, including but not limited to information relating to financial statements, identities of members and potential members, employees, suppliers, software tools, business methods, equipment, programs, methodologies, strategies and information, analyses, reports, models, calculations, profit margins, exam findings, Board of Directors matters, or other proprietary information used by the Bank in connection with its business, provided, however, that Confidential Information shall not include any information which is in the public domain or becomes known in the industry through no wrongful act on the part of Mr. Bishop. Mr. Bishop acknowledges that the Confidential Information is vital, sensitive, confidential and proprietary to the Bank.
     (b) Agreement to Maintain Confidentiality of Bank Information. Mr. Bishop shall keep secret and retain in strictest confidence, and shall not, without the prior written consent of the Bank, furnish, make available or disclose to any third party (except in furtherance of the Bank’s business activities and for the sole benefit of the Bank) or use for the benefit of himself or any third party, any Confidential Information.
     (c) Non-Solicitation of Employees. Mr. Bishop understands and agrees that the relationship between the Bank and its employees constitutes a valuable asset of the Bank that may not be converted to Mr. Bishop’s use without causing irreparable damage to the Bank. Accordingly, and in further consideration of the severance payments described in Section 2 of this Agreement, Mr. Bishop agrees that for one year after his employment with the Bank ends, he will not directly, or indirectly, on his own behalf, or the behalf of any person, corporation, or other entity, solicit or entice any Bank employee to terminate his or her employment with the Bank to accept employment with any employer that also employs Mr. Bishop, or has offered Mr. Bishop employment. The non-solicitation prohibitions contained in this subsection (c) shall not, however, apply to any communications initiated by Bank employees, and not by Mr. Bishop.
     (d) Remedies. Mr. Bishop acknowledges and agrees that the covenants set forth in this Section 15 are reasonable and necessary for the protection of the Bank’s business interests, that irreparable injury will result to the Bank if Mr. Bishop breaches any of his confidentiality obligations under the Agreement, and that in the event of Mr. Bishop’s actual or threatened breach of such confidentiality obligations, the Bank will have no adequate remedy at law. Mr. Bishop accordingly agrees that in the event of any actual or threatened breach by him of any of his confidentiality obligations under this Section, the Bank shall be entitled to immediate temporary injunctive and other equitable relief, without bond and without the necessity of showing actual monetary damages, subject to hearing as soon thereafter as possible. Nothing contained herein shall be construed as prohibiting the Bank from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages which it is able to prove.
     16. Confidentiality of Agreement. Mr. Bishop agrees that he will keep the facts, terms, conditions, and contents of this Agreement completely confidential and he will not publicize or disclose the facts, terms, conditions, or contents of this Agreement in any manner, in writing or orally, to any persons, directly or indirectly, or by or through an agent, representative, attorney, or any other person. Mr. Bishop may, however, disclose the terms of this Agreement to his spouse, his attorney, or to his tax advisors and accountants as necessary; however, Mr. Bishop shall specifically advise that or those individuals of the confidential nature of the information being disclosed and, any subsequent disclosure by any of them shall be deemed a disclosure by Mr. Bishop. In addition, Mr. Bishop may disclose information described in this paragraph pursuant to a duly authorized subpoena provided Mr. Bishop provides the Bank with prior notice of the subpoena and with a meaningful opportunity to take, if the Bank chooses to do so, whatever actions necessary to quash said subpoena.
     17. Non-disparagement. Except for any Required Disclosures by the Bank (defined below), the parties shall not, directly or indirectly, publish or make any statements to third parties that are critical of, or in anyway disparage, the other party, which shall include the Bank’s current or former directors, officers, employees agents, attorneys, consultants, or auditors. For purposes of this Section, Required Disclosures shall mean any disclosures made by the Bank (1) to its senior management, Board of Directors, attorneys, accountants, or to any other employees, agents, and advisors who have a need to know such information; (2) to any applicable stock exchange, the Securities and Exchange Commission (the “SEC”), the Federal Housing Finance Board, or any other regulatory body or governmental authority; (3) to the extent appropriate under applicable law, rule or regulation, including filing a copy of this Agreement in any public SEC filing; or (4) pursuant to an order issued by a court or other tribunal or agency or authority of competent jurisdiction.
     18. Applicable Law; Venue; Interpretation. The Agreement shall be interpreted in accordance with the laws of the State of Iowa, without regard to its conflict of laws. Any lawsuit between the parties arising out of the Agreement shall be brought in the Iowa District Court in and for Polk County, or in the United States District Court, Southern District of Iowa, Central Division, if appropriate federal jurisdiction exists. The language of the Agreement shall be construed as a whole according to its fair meaning.
     19. Tax Withholdings and Deductions. All payments described herein shall be subject to applicable federal, state, and local tax withholdings and deductions.
     20. Complete Agreement. The Agreement represents and contains the entire understanding between the parties in connection with the subject matter of the Agreement. The Agreement shall not be modified or varied except by a written instrument signed by Mr. Bishop and the Chairman of the Board of the Bank. It is expressly acknowledged and recognized by all parties that all prior written or oral agreements, understandings or representations between the parties are merged into the Agreement.

     21. Invalidity. It is understood and agreed that if any provisions of the Agreement are held to be invalid or unenforceable, the remaining provisions of the Agreement shall nevertheless continue to be fully valid and enforceable.
     22. Execution. The Agreement may be executed with duplicate original counterparts with faxed signatures, each of which shall constitute an original and which together shall constitute one and the same document.
PLEASE READ CAREFULLY. THE AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

FEDERAL HOME LOAN BANK OF DES MOINES		Jamie Bishop

By	/s/ Neil N. Fruechte	By	/s/ F. James Bishop

	Neil Fruechte		Jamie Bishop
Acting President and CEO

Date	4-7-06	Date	April 5, 2006

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